Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Announces Record Sales and Backlog for Fiscal Year 2022, Another Record Year for Sales Expected for Fiscal Year 2023, and Provides First Quarter Fiscal 2023 Sales Guidance

-Backlog Increased 38% Year-over-Year –

-Conference Call Tuesday, May 24, 2022 at 10:00am EST –

MILTON, N.Y., May 24, 2022 – Sono-Tek Corporation (NASDAQ: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its fourth quarter and fiscal year 2022, ended February 28, 2022 (“fiscal 2022”).

Fiscal Year 2022 Highlights

•	Backlog at fiscal yearend on February 28, 2022 was $5.3 million, a 38% increase compared to backlog on February 28, 2021, primarily due to the Company’s ongoing strategy for product expansion into larger system sales with further customization, automation, and higher average selling prices.
•	Net sales reached a record $17.1 million, a 16% increase, compared to $14.8 million in fiscal 2021. These strong results were driven by the continuing success of Sono-Tek’s ongoing strategic growth initiatives.
•	Gross profit increased 23% to $8.6 million for fiscal year 2022 compared with $7.0 million for fiscal year 2021. The gross profit margin increased by 310 basis points, reaching 50.3% compared to 47.2% for fiscal 2021. The increase was driven by the strength in sales, increased efficiencies, and a favorable product mix.
•	Operating income increased 41.0% to $1.9 million compared to $1.3 million in fiscal 2021. Net income was $2.5 million compared to $1.1 million in fiscal 2021, an increase of $1.4 million or 127%.
•	Cash and equivalents increased $2.1 million to $10.8 million, the highest level ever, and the Company has no debt.
•	Fiscal 2023 sales are projected to reach record levels once again. The first quarter of fiscal 2023 is on track to generate double digit year-over-year growth, assuming we encounter no logistical shipping issues.

Dr. Christopher L. Coccio, Chairman and CEO of Sono-Tek, commented, “Sono-Tek had a great year coming out of the pandemic with net sales reaching a record high of $17.1 million. In addition to our traditional markets, we’re currently focused on three main areas of strong global growth: Microelectronics and semiconductors, Clean Energy including fuel cells and carbon capture, and Medical devices. All three of these areas are experiencing strong demand from long term societal needs, and they all benefit from Sono-Tek’s unique thin film coating technology and systems. Over the past several years, the Company has expanded its offerings to handle ever more complex customer requirements and larger systems, benefitting both customers and the Company’s growth, as demonstrated by revenue increases in these markets for the year ranging from 19% - 72%.

“There was also dramatic growth in sales of Multi-Axis coating systems which utilize both 3-Axis and 6-Axis digitally controlled coating motions based on customer application requirements These systems are important in all of our current major markets, with the production of Clean Energy membranes as a prime example. Geographically, the U.S. and Canada, APAC (Asia Pacific), and EMEA (Europe, Middle East and Africa) all experienced growth from 6% to 27% in fiscal 2022, with only Latin America showing a 10% decline in sales.”

“Throughout the year, our flexibility to quickly change focus geographically and by market segment, combined with our expanding system and project capabilities, allowed us to capture new and larger orders. As the world continues to recover from the pandemic, we plan to continue making aggressive investments in R&D and the front end of our operations to facilitate future growth. For fiscal 2023, all indications point to continued strong demand for our products and we again project our highest sales year,” concluded Dr. Coccio.

Fiscal 2022 Review (Results compared with fiscal 2021)

($ in thousands)
			Change
	FY 2022	FY 2021	$	%
Net Sales	$17,133	$14,833	$2,300	15.51%
Gross Profit	$8,613	$6,997	$1,616	23.10%
Gross Margin	50.30%	47.20%

Operating Income	$1,889	$1,340	$549	40.97%
Operating Margin	11.03%	9.00%

Net Income	$2,543	$1,121	$1,422	126.85%
Net Margin	14.8%	7.60%

Fourth Quarter Fiscal 2022 Review (Results compared with the fourth quarter of fiscal 2021)

($ in thousands)
			Change
	FY 2022	FY 2021	$	%
Net Sales	$4,999	$4,097	$902	22.02%
Gross Profit	$2,556	$1,885	$671	35.60%
Gross Margin	51.13%	46.00%

Operating Income	$607	$508	$99	19.49%
Operating Margin	12.14%	12.00%

Net Income	$556	$455	$101	22.20%
Net Margin	11.12%	11.10%

Fiscal Year 2022 Financial Overview

Net sales in fiscal year 2022 increased 16% to $17.1 million compared with $14.8 million in fiscal year 2021.

By product, Multi-Axis coating systems sales increased 77% to $9.9 million compared to fiscal year 2021 primarily due to a significant shipment of a six-axis robot machine that was sold to the Semiconductor industry for over $1.7 million as well as strong sales of machines used in the clean energy sector and medical diagnostic markets, both of which use highly sophisticated multi-axis platforms. OEM sales were $2.4 million, an increase of 51% year-over-year, the result of several new OEM relationships gaining momentum as they incorporated Sono-Tek OEM packages into their new product designs. Integrated coating systems declined 72%, mainly due to the sale of a large textile machine in fiscal year 2021, which did not repeat in fiscal year 2022.

By market, the Alternative Energy market grew to $3.7 million in sales, a 72% increase, from strong investments from governments and private industries focused on the clean energy sector. These clean energy customers use Sono-Tek machinery to create catalyst coated membranes used in fuel cells, carbon capture, and hydrogen generation applications. The medical market grew to $4.3 million, an increase of 29%, primarily driven by strong sales to customers in China for customized medical device solutions and a significant new North America based customer in the dental device industry. The electronics market grew by 19% to $7.1 million, which was driven by the significant sale of a six-axis robot into the semiconductor market. The industrial market saw a 53% dip due to a large shipment in the textile market in fiscal year 2021, that did not repeat in the current period.

In fiscal 2022, approximately 68% of sales originated outside of the United States and Canada compared with 65% in fiscal year 2021. The increased international sales are a result of many overseas customers bringing manufacturing operations back online, with fewer Covid restrictions. South Korea contributed significantly to increased APAC sales, led by solid growth for Sono-Tek machines used in the clean energy sector.

Backlog at February 28, 2022 was $5.3 million compared to the backlog at February 28, 2021 of $3.8 million, an increase of 38%. This growth is attributed to the Company’s successful strategies for product line and system sales expansion with further customization and automation, which delivers increased value to our customers, and higher average selling prices to Sono-Tek.

Gross profit increased 23% to $8.6 million for fiscal year 2022 compared with $7.0 million for fiscal year 2021. The gross profit margin increased by 310 basis points, reaching 50.3% compared to 47.2% for fiscal 2021. The improvement is due to increased sales, a favorable sales mix and lower than expected warranty and installation costs.

Operating income increased 41%, to $1.9 million compared with $1.3 million for the prior fiscal year primarily due to growth in revenue and gross profit. The operating margin for fiscal 2022 increased to 11% compared with 9% in the prior fiscal year.

Net income was $2.5 million compared to $1.1 million in fiscal 2021, an increase of $1.4 million or 127%. The increase reflects an increase in operating income combined with the PPP Loan forgiveness offset by an increase in income taxes.

On a per share basis, earnings were $0.16 compared with $0.07 for the prior year period. Diluted weighted average shares outstanding totaled 15,623,485 compared to 15,672,253 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash and cash equivalents and short-term investments at February 28, 2022 were $10.7 million, an increase of $2.1 million from February 28, 2021, the end of fiscal year 2021. The increase was primarily the result of growth fiscal 2022’s profitability and net income. At February 28, 2022, the Company had no debt on its balance sheet.

Capital expenditures in fiscal year 2022 totaled $0.4 million, which were directed to ongoing upgrades of the Company’s manufacturing and development lab facilities.

Conference Call Information

Sono-Tek will hold a conference call to discuss its fourth quarter and fiscal 2022 yearend financial results today, Tuesday, May 24th, 2022 at 10:00am EST.

To participate, please call 1 (877) 270-2148 at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website at Events & Presentations | Sono-Tek or at https://services.choruscall.com/mediaframe/webcast.html?webcastid=EbTftCrs.

A replay of the call will be available at 1 (877) 344-7529, access code 6693914, through May 31, 2022.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including inflationary pressures; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; the continued strength of sales in the Microelectronics, Medical and Alternative Energy markets following COVID-19 related slowdowns; and further adverse effects to our supply chain; the imposition of tariffs; the continued strong sales of the multi-axis coatings systems; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

Ph: (646) 863-6341

sprince@pcgadvisory.com

http://www.sono-tek.com

-	Tables Follow –

SONO-TEK CORPORATION

CONSOLIDATED BALANCE SHEETS

	February 28, 2022	February 28, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$4,840,558	$4,084,078
Marketable securities	5,867,990	4,563,470
Accounts receivable (less allowance of $56,123)	1,092,505	1,757,802
Inventories, net	2,373,242	2,611,106
Prepaid expenses and other current assets	323,304	151,316
Total current assets	14,497,599	13,167,772

Land	250,000	250,000
Buildings, net	1,621,878	1,575,135
Equipment, furnishings and leasehold improvements, net	939,306	1,075,190
Intangible assets, net	76,015	95,456
Deferred tax asset	240,736	259,838

TOTAL ASSETS	$17,625,534	$16,423,391

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$684,511	$1,294,483
Accrued expenses	1,804,028	1,750,916
Customer deposits	1,167,968	1,166,541
Income taxes payable	58,874	53,567
Total current liabilities	3,715,381	4,265,507

Deferred tax liability	168,840	205,562
Long term debt, less current maturities	—	1,001,640

Total Liabilities	3,884,221	5,472,709

Commitments and Contingencies (Note 13)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,729,175 and 15,452,656 issued and outstanding as February 28, 2022, and 2021, respectively	157,292	154,527
Additional paid-in capital	9,310,287	9,064,994
Accumulated earnings	4,273,734	1,731,161

Total stockholders’ equity	13,741,313	10,950,682

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,625,534	$16,423,391

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
	February 28, 2022	February 28, 2021

Net Sales	$17,132,710	$14,832,877
Cost of Goods Sold	8,520,156	7,835,837
Gross Profit	8,612,554	6,997,040

Operating Expenses
Research and product development	1,729,509	1,644,598
Marketing and selling	3,367,403	2,789,880
General and administrative	1,626,306	1,222,101
Total Operating Expenses	6,723,218	5,656,579

Operating Income	1,889,336	1,340,461

Other Income (Expense):
Interest Expense	—	(39,843)
Interest and Dividend Income	9,496	22,558
Other Income	—	24,691
Paycheck Protection Program Loan Forgiveness	1,005,372	—
Income before Income Taxes	2,904,204	1,347,867

Income Tax Expense	361,631	227,225

Net Income	$2,542,573	$1,120,642

Basic Earnings Per Share	$0.16	$0.07

Diluted Earnings Per Share	$0.16	$0.07

Weighted Average Shares – Basic	15,586,404	15,428,411

Weighted Average Shares – Diluted	15,623,485	15,672,253

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	February 28, 2022	February 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$2,542,573	$1,120,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	435,525	463,076
Stock based compensation expense	179,283	47,633
Inventory reserve	43,381	91,000
Paycheck Protection Program Loan Forgiveness	(1,005,372)	—
Deferred tax expense	(17,620)	(129,723)
(Increase) Decrease in:
Accounts receivable	665,297	(828,100)
Inventories	194,483	(305,790)
Prepaid expenses and other assets	(171,988)	2,382
(Decrease) Increase in:
Accounts payable and accrued expenses	(553,129)	763,269
Customer deposits	1,427	(482,149)
Income taxes payable	5,307	(17,054)
Net Cash Provided by Operating Activities	2,319,167	725,186

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(326,942)	(344,353)
Patent costs paid	—	(6,000)
Capital expenditure grant proceeds	—	100,000
Purchase of marketable securities, net	(1,304,520)	(344,230)
Net Cash Used In Investing Activities	(1,631,462)	(594,583)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	68,775	—
Proceeds from note payable - bank	—	1,001,640
Repayment of long-term debt	—	(707,716)
Net Cash Provided By Financing Activities	68,775	293,924

NET INCREASE IN CASH AND CASH EQUIVALENTS	756,480	424,527

CASH AND CASH EQUIVALENTS:
Beginning of year	4,084,078	3,659,551
End of year	$4,840,558	$4,084,078

Supplemental Cash Flow Disclosure:
Interest Paid	$—	$39,843
Income Taxes Paid	$373,928	$374,004

See accompanying notes to consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

Product Sales

	Twelve Months Ended
	February 28,	% of	February 28,	% of	Change
	2022	Total	2021	total	$	%
Fluxing Systems	$691,000	4%	$798,000	5%	$(107,000)	(13%	)
Integrated Coating Systems	1,182,000	7%	4,219,000	28%	(3,037,000)	(72%	)
Multi-Axis Coating Systems	9,912,000	58%	5,614,000	38%	4,298,000	77%
OEM Systems	2,381,000	14%	1,582,000	11%	799,000	51%
Other	2,967,000	17%	2,620,000	18%	347,000	13%
TOTAL	$17,133,000		$14,833,000		$2,300,000	16%

Market Sales

	Twelve Months Ended
	February 28,	% of	February 28,	% of	Change
	2022	Total	2021	total	$	%
Electronics/Microelectronics	$7,134,000	42%	$5,997,000	40%	$1,137,000	19%
Medical	4,338,000	25%	3,369,000	23%	969,000	29%
Alternative Energy	3,688,000	22%	2,144,000	15%	1,544,000	72%
Emerging R&D and Other	918,000	5%	1,055,000	7%	(137,000)	(13%	)
Industrial	1,055,000	6%	2,268,000	15%	(1,213,000)	(53%	)
TOTAL	$17,133,000		$14,833,000		$2,300,000	16%

Geographic Sales	Twelve Months Ended
	February 28,	February 28,	Change
	2022	2021	$	%
U.S. & Canada	$5,480,000	$5,155,000	$325,000	6%
Asia Pacific (APAC)	5,301,000	4,171,000	1,130,000	27%
Europe, Middle East, Asia (EMEA)	5,255,000	4,287,000	968,000	23%
Latin America	1,097,000	1,220,000	(123,000)	(10%	)
TOTAL	$17,133,000	$14,833,000	$2,300,000	16%